Exhibit 10.34

December 1, 2016

PRIVATE & CONFIDENTIAL

To: Hafrun Fridriksdottir

Dear Hafrun,

At Teva, we recognize that our most valuable assets are our employees and leaders and that our employees and leaders are essential to our past and future success. I am writing you this letter to assure you that you are a highly valued leader and that we are looking forward to your continued contribution to Teva. To encourage your continued employment with Teva, you have been selected to receive a retention bonus and equity grant in accordance with the terms of this letter.

Retention Bonus

The amount of your retention bonus is $750,000, less all legally required deductions and tax withholdings as well as any other voluntary deductions and withholdings authorized by you. Teva will pay you your retention bonus in the amounts and on the first payroll date following the payment dates set forth below, subject to your continued employment with Teva through each applicable payment date.

Payment Date	Retention Bonus
January 2019	$187,500
January 2019	$562,500

If your employment with Teva terminates prior to any payment date for any reason, then you will not be entitled to any additional retention bonus (and the retention bonus will terminate and be forfeited).

Equity Grant

You will receive an equity grant with a total target fair market value of $750,000 as of November 30th 2016 (the “Grant Date”), subject to the terms and conditions of Teva’s 2015 Long-Term Equity-Based Incentive Plan (including any applicable sub-plans and the terms of the award agreement which may contain additional terms and conditions) (the “2015 Plan”), as follows: (i) 50% of the total target value will be granted in the form of options to purchase Teva shares, at an exercise price equal to the fair market value of Teva’s shares on the Grant Date, based on the Black-Scholes value on the Grant Date (the “Options”) and (ii) 50% of the total target value will be granted in the form of restricted stock units (the “RSUs”) based on the fair value of Teva’s shares on the Grant Date, in each case, in accordance with the terms of the 2015 Plan and the resolutions of Teva’s Human Resources and Compensation Committee. Subject to your continued employment with Teva through each applicable vesting date, 25% of the Options and RSUs will vest on the second anniversary of the Grant Date and 75% will vest on the third anniversary of the Grant Date.

Other Terms

Your retention bonus and equity grant will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from Teva and will not be taken into account in computing the amount of salary or compensation to determine any bonus, retirement, or other benefit under any Teva benefit plan or arrangement, unless such plan or arrangement expressly provides otherwise.

You will not have any right to transfer, assign, pledge, alienate or create a lien, whether voluntary or involuntary, or by operation of law, upon the retention bonus or equity grant, and any attempt to transfer, assign, pledge, alienate or create a lien shall be null and void ab initio and of no force and effect. The retention bonus is unfunded and unsecured and payable out of the general funds of Teva as and when amounts are payable hereunder. Nothing in this letter is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or Teva.

You understand and agree that because Teva is extending these retention bonuses and equity grants to only a few individuals, you will keep this letter strictly confidential at all times and will not disclose the terms of this letter to anyone (other than to your immediate family members or your personal tax and legal advisors, each of whom will be instructed by you and agree to keep the terms of this letter strictly confidential).

I appreciate your commitment and support of Teva’s growth and success.

Kind Regards,

/s/ Erez Vigodman
Erez Vigodman President and CEO

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